Exhibit 23.1

Mercury General Corporation

Los Angeles, California

RE: Registration Statement Nos. 333-62228 and 333-01583

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 11, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1993 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Los Angeles, California

August 11, 2003